 [ EXHIBIT 10.2 ]

AGREEMENT

Dated July 17, 1998

Whereas, AuRic Metallurgical Laboratories, Inc. ("Auric"), a Utah limited liability company, and International Star, Inc ("Star"), a Nevada public corporation desire to enter into an alliance for the development of certain mining property in the White Hills of Mohave County

Whereas, Star has leased certain unpatented associate mining claims in the White Hills of Mohave County, Arizona.

Whereas, Auric has developed a metal extraction process for headore from the above noted mining claims and Star wishs to contract to purchase such extraction process for use on the above noted mining claims.

Whereas **THEREFORE**, in consideration of the covenants and agreements set forth herein Star and Auric agree as follows:

1) Star agrees to enter into the attached confidentiality agreement with Auric

2) In the event Star removes minerals from the unpatented associate mining claims or from headore or other products purchased from Canyon Sand and Gravel, then production royalties shall be due as described herein. Star agrees and shall have any party that purchases headore or any other products for the purpose of removing minerals from Canyon Sand and Gravel to pay a 1% Net Smelter Return up to $ 5,000,000 to Auric from precious metals (derived from each section of unpatented associate mining claims or from headore purchased).

3) Auric agrees to deliver a complete flowsheet and estimated cost of the extraction process for a 1, 10 and 40 ton per day of headore processing unit as soon as possible to Star. In addition, Auric agrees to assist in the construction of such unit in White Hills, Arizona and assuring that such unit is processing headore property.

4) Star agrees that it will not in any manner use, employ, simulate, reverse engineer or attempt to duplicate the technology as demonstrated and tested; or, create any similar technology derived from or inspired by the technology. No employee, agent or any person acting under the direction of authority or control of Except for its internal use or the exploration and mining of said mining claims, Star will not discuss the concept or

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details of the technology or the testing with any third party. Star further agrees that it will use all practical means available to it to protect and safeguard the technology from any third party knowledge or use. It is further understood that Auric may and will continue to utilize and license the technology as it sees fit.

5)That all knowledge and information which Star., its agents, servants or employees, may acquire concerning the confidential information of Auric, shall be regarded as confidential, and shall not be used by Star., its agents, servants or employees, or directly or indirectly disclosed to any person not employed or retained by Star., without the knowledge of Auric.

6)In case of any dispute between the parties, the same shall be submitted to arbitrators and to an umpire who shall be selected in the manner hereinafter set forth. The party desiring arbitration shall nominate one arbitrator, and shall notify the other party of such nomination, and the other party shall within thirty (30) days after receiving such notice, nominate an arbitrator, and the two arbitrators, before proceeding to act, shall select a third person to act as umpire jointly with them. If said arbitrators shall be unable to agree in the selection of such third person as umpire, the umpire shall be designated by the American Arbitration Association under the rules of such association. Furthermore, if the party receiving the notice of the nomination of an arbitrator by the party desiring arbitration shall fail and neglect within said thirty (30) days to nominate an arbitrator, then the arbitrator nominated by the party desiring arbitration shall proceed alone and his decision shall be binding on all the parties. After two such arbitrators and an umpire shall have been so selected, the umpire shall fix a time and place in Kingman, Arizona or elsewhere if the parties hereto so agree, for the purpose of the arbitrators and umpire meeting and hearing the parties and any evidence that they may submit, and the decision of said arbitrators and umpire or any two of them in writing shall be binding upon the parties. The expense of the arbitrators and umpire shall be paid as directed in such decision. The persons to be selected as arbitrators and umpire shall be disinterested persons of experience in the mining business in the United State of America, or if no mining question is involved, the persons having technical competence relative to the point in dispute, and who are not and never have been associated, directly or indirectly, with any party to the dispute. The arbitrators shall retain jurisdiction to determine whether a default has been cured within a reasonable time. Any decision of the arbitrators shall bind the parties hereto with respect to the same issues in any dispute arising thereafter.

7) This Agreement shall be governed and construed according to the laws of Arizona and shall inure to the benefit of and be binding upon the heirs, administrators, executors, personal representatives, successors and assigns of all parties to this Agreement. Each person signing below represents that he is fully authorized to enter into this Agreement pursuant to the governing board for either Auric or Star, respectively.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to become effective as of the day and year first above written.

Accepted and Approved:

AuRic Metallurgical Laboratories, Inc

By ______________________
Ahmet B. Altinay

Accepted and Approved:

International Star, Inc.

By ______________________ 7/28/97

Witness ______________________
Kamal Alm...

Witness ______________________
Terry Christopher